EXHIBIT 23-3

               Consent of Ballard Spahr Andrews & Ingersoll, LLP

Public Service Electric and Gas Company,

      We consent to the references to us under the heading "LEGAL OPINIONS" in the Prospectus relating to the First and Refunding Mortgage Bonds and Secured Medium-Term Notes to which this consent is attached as an Exhibit.

/s/ Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania
November 26, 2008